Exhibit 10.34

CONOR MEDSYSTEMS, INC.

NON-EMPLOYEE DIRECTOR CASH

COMPENSATION ARRANGEMENTS

(Effective January 19, 2005)

The following are the cash compensation arrangements for directors of Conor Medsystems, Inc. (the “Company”) who are not employees of the Company. Directors who are employees of the Company do not receive compensation for their service on the Board and shall receive compensation only in their capacities as employees. The cash compensation arrangements are as follows:

1. Each non-employee director is entitled to receive an annual retainer fee of $20,000, plus a per meeting fee of $1,500.

2. Each member of the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee is entitled to receive, in addition to his or her Board compensation, a per meeting fee of $500.

3. The Chair of each committee of the Board is entitled to receive, in addition to his or her Board compensation and committee attendance fees, an annual retainer as follow: Chair of the Audit Committee—$7,500; Chair of the Compensation Committee—$5,000; and Chair of the Corporate Governance and Nominating Committee—$5,000.

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